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                                                                       EXHIBIT 1


                                 IRREVOCABLE PROXY

      The undersigned stockholder of XCL, LTD., a Delaware corporation, nominates and appoints DAVID A. MELMAN as its true and lawful attorney, and hereby transfers to David A. Melman the exclusive right and power to vote the stock of the undersigned in XCL, LTD. (the stock consisting of 4.2 million shares evidenced by Certificate Nos. _______, ______, _______ and ______ standing in the name of Trans-Global Financial, LLC (the "Stock"), at any and all meetings of the stockholders of XCL, LTD., whether these are annual meetings or special meetings, and for any and all purposes, so long as this irrevocable proxy remains in full force and effect; the proxy is to have all of the powers the undersigned would possess if present personally at any meetings.

      This irrevocable proxy will terminate upon the earliest to occur of the following:

1.    April 1, 2003;

2. Within sixty (60) days following completion of any merger between XCL, Ltd. and any nonaffiliated entity;

3. Within 60 days following the date by which XCL, Ltd., has issued a cumulative total of 20 million shares of its common stock since August 24, 2001 (other than shares issued for the conversion of preferred stock that is authorized, outstanding and issued as of August 24, 2001);

4. The date on which Mr. Melman ceases to be the chief executive officer of XCL, Ltd.;

5. The date on which Mr. Melman ceases to be a member of the Board of Directors of XCL, Ltd.;

6. Immediately upon written demand by TRANS-GLOBAL FINANCIAL, LLC to Mr. Melman, on or after October 1, 2002, but only as to one-half of the total number of shares then comprising the Stock;

7.    The issuance of a court order revoking this proxy agreement;

but until such time, it shall remain in full force and effect. During the term of this proxy Trans-Global Financial, LLC shall not be entitled to vote its shares of XCL Ltd. stock, said rights having been ceded and transferred for the term hereof, to David A. Melman.


Dated        8/17/2001       .
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                                      Trans-Global Financial, LLC

                                      By:    /s/ BYRON MCGOUGH
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                                          Name:      BYRON MCGOUGH
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                                                      (print)
                                          Title:        MANAGER
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